Exhibit 10.17

AMENDMENT TO THE

GLOBAL PAYMENTS INC.

AMENDED AND RESTATED 2000 LONG-TERM INCENTIVE PLAN

This Amendment to the Global Payments Inc. Amended and Restated 2000 Long-Term Incentive Plan (the “2000 Plan”), is hereby adopted this 28th day of March, 2007, by the Board of Directors of Global Payments Inc. (the “Company”).

WHEREAS, the Company adopted the 2000 Plan for the purposes set forth therein; and

WHEREAS, pursuant to Article 15 of the 2000 Plan, the Board of Directors of the Company has the right to amend the 2000 Plan with respect to certain matters; and

WHEREAS, the Board of Directors has approved and authorized this Amendment to the 2000 Plan;

NOW, THEREFORE, the 2000 Plan is hereby amended, effective as of the date hereof, in the following particulars:

1.	By deleting the definition of “Continuous Status as a Participant” and replacing it with the following:

(h) “Continuous Status as a Participant” means the absence of any interruption or termination of service as an employee, officer, or director of the Company or an Affiliate, as applicable, as determined in accordance with Section 13.13.”

2.	By deleting Section 13.13 and replacing it with the following:

13.13. TERMINATION OF EMPLOYMENT. Whether military, government or other service or other leave of absence shall constitute a termination of employment shall be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive. A Participant’s Continuous Status as a Participant shall not be deemed to terminate (i) in the case of any leave of absence authorized in writing by the Company prior to its commencement, (ii) in a circumstance in which a Participant transfers from the Company to an Affiliate, transfers from an Affiliate to the Company, transfers from one Affiliate to another Affiliate, or transfers from a full time employee position with the Company or an Affiliate to a full-time position as a director of the Company or an Affiliate (iii) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or disposition of the Participant’s employer from the Company or any Affiliate. To the extent that this provision causes Incentive Stock Options to extend beyond three months from the date a Participant is deemed to be an employee of the

Company, a Parent or Subsidiary for purposes of Sections 424(e) and 424(f) of the Code, the Options held by such Participant shall be deemed to be Non-Qualified Stock Options.

3.	By deleting Article 14 in its entirety and replacing it with the following:

“ARTICLE 14

CHANGES IN CAPITAL STRUCTURE

14.1. MANDATORY ADJUSTMENTS. In the event of a nonreciprocal transaction between the Company and its stockholders that causes the per-share value of the Stock to change (including, without limitation, any stock dividend, stock split, spin-off, rights offering, or large nonrecurring cash dividend), the authorization limits under Section 5.1 and 5.4 shall be adjusted proportionately, and the Committee shall make such adjustments to the Plan and Awards as it deems necessary, in its sole discretion, to prevent dilution or enlargement of rights immediately resulting from such transaction. Action by the Committee may include: (i) adjustment of the number and kind of shares that may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the exercise price of outstanding Awards or the measure to be used to determine the amount of the benefit payable on an Award; and (iv) any other adjustments that the Committee determines to be equitable. Without limiting the foregoing, in the event of a subdivision of the outstanding Stock (stock-split), a declaration of a dividend payable in Shares, or a combination or consolidation of the outstanding Stock into a lesser number of Shares, the authorization limits under Section 5.1 and 5.4 shall automatically be adjusted proportionately, and the Shares then subject to each Award shall automatically, without the necessity for any additional action by the Committee, be adjusted proportionately without any change in the aggregate purchase price therefor.

14.2 DISCRETIONARY ADJUSTMENTS. Upon the occurrence or in anticipation of any corporate event or transaction involving the Company (including, without limitation, any merger, reorganization, recapitalization, combination or exchange of shares, or any transaction described in Section 14.1), the Committee may, in its sole discretion, provide (i) that Awards will be settled in cash rather than Stock, (ii) that Awards will become immediately vested and exercisable and will expire after a designated period of time to the extent not then exercised, (iii) that Awards will be assumed by another party to a transaction or otherwise be equitably converted or substituted in connection with such transaction, (iv) that outstanding Awards may be settled by payment in cash or cash equivalents equal to the excess of the Fair Market Value of the underlying Stock, as of a specified date associated with the transaction, over the exercise price of the Award, (v) that performance targets and performance periods for Performance Awards will be modified, consistent with Code Section 162(m) where applicable, or (vi) any combination of the foregoing. The Committee’s determination need not be uniform and may be different for different Participants whether or not such Participants are similarly situated.

14.3 GENERAL. Any discretionary adjustments made pursuant to this Article 14 shall be subject to the provisions of Section 15.2. To the extent that any adjustments made pursuant to this Article 14 cause Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be Non-Qualified Stock Options.”

All other provisions of the 2000 Plan shall remain the same.

IN WITNESS WHEREOF, Global Payments Inc., by a duly authorized officer, has executed this Amendment to the 2000 Plan, this 28th day of March, 2007.

GLOBAL PAYMENTS INC.

By:	/s/ SUELLYN P. TORNAY